Exhibit 99.1

CROSS COUNTRY HEALTHCARE ANNOUNCES SECOND QUARTER
2013 FINANCIAL RESULTS

BOCA RATON, Fla., August 6, 2013--Cross Country Healthcare, Inc. (NASDAQ: CCRN) today announced financial results for the second quarter ended June 30, 2013.

SECOND QUARTER FINANCIAL HIGHLIGHTS

•	Consolidated revenue was $110.8 million compared with $108.8 million last year, an increase of 2%.

•
Loss from continuing operations was $1.4 million, or $0.05 per diluted share, compared with a loss of $18.8 million, or $0.61 per diluted share, in the prior year that included a non-cash goodwill impairment charge of $12.0 million after-tax, or $0.39 per diluted share.

•
Adjusted EBITDA (see table titled “Reconciliation of Non-GAAP Financial Measures”) increased to $1.7 million, or 1.5% of revenue, compared with $1.6 million, or 1.4% of revenue, in the prior year quarter.

•
Cash flow from operations was $5.9 million and total debt was $0.4 million at the end of the period.  At the end of the quarter, the Company had $25.9 million in cash and cash equivalents and $27.7 million of excess availability under its credit facility.

•	The Company initiated a restructuring plan to reduce operating costs and recorded a restructuring charge of $0.4 million, pretax, primarily related to senior management employee severance pay.

•	The Company agreed in principle to settle a wage and hour class action lawsuit in California for $0.75 million, subject to a final binding agreement and approval by the court.

Cross Country Healthcare President and CEO William J. Grubbs commented, “Second quarter performance was in line with our expectations. We generated modest revenue growth and solid operating cash flow and ended the quarter with a very strong liquidity position. Our team demonstrated sound financial discipline with higher bill rates and higher bill/pay spreads in our staffing businesses. As well, we initiated a restructuring program to reduce operating costs. Demand for services within our industry continues to be stable and we remain committed to our strategy of driving revenue growth from our targeted customer segments and increasing Adjusted EBITDA margins.”

SECOND QUARTER OPERATING PERFORMANCE

Second quarter consolidated revenue was $110.8 million, an increase of 2% from the same quarter last year, and a slight increase sequentially, due to strong performance of the physician staffing business segment. The Company's consolidated gross margin was 25.1%, up 20 basis points from the same quarter last year and down 110 basis points sequentially. The primary reason for the sequential decline in margin was a favorable professional liability accrual adjustment related to our nurse and allied staffing business segment in the first quarter of 2013. The Company generated $5.9 million in cash flow from operations during the second quarter of 2013, compared with $2.4 million in the second quarter of 2012.

Revenue from the nursing and allied staffing business segment was essentially flat from the same quarter last year, and down 7% sequentially, due to a softer demand environment in the second quarter. Contribution income in this segment was $3.7 million, up from $1.8 million in the same quarter last year.

The increase in segment contribution income was due to lower selling, general and administrative expenses and housing costs, as well as improved bill/pay spreads.

Revenue from the physician staffing business increased 7% year over year driven by a combination of price and volume, and increased 17% sequentially, primarily due to higher volume. Contribution income was $2.5 million, down from $2.7 million in the same quarter last year. The decrease was primarily due to unfavorable professional liability claims development in the second quarter of 2013.

Revenue from the other human capital management services business segment was $10.3 million, essentially flat from the same quarter last year and up 8% sequentially. Contribution income was $0.5 million, up from $0.3 million in the same quarter last year.

Selling, general and administrative expenses in the second quarter were $26.6 million, down 4% from the same quarter last year and down 2% sequentially.

The Company's net loss in the second quarter was $1.5 million or $0.05 per diluted share, compared to $14.5 million or $0.47 per diluted share a year ago. Excluding the restructuring costs and legal settlement charge, the adjusted net loss for the second quarter would have been $0.7 million or $0.02 per diluted share (see table titled "Reconciliation of Non-GAAP Financial Measures").
At June 30, 2013, the Company had $25.9 million in cash and cash equivalents and $0.4 million of debt related primarily to capital lease obligations.
OUTLOOK
The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, or any material legal or restructuring charges. For the third quarter of 2013, the Company expects:

•	Revenue to be in the $110.0 million to $112.0 million range.

•	Gross profit margin to be approximately 25.0% to 25.5%.

•	Adjusted EBITDA margin from continuing operations to be in the 1% to 2% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.

•	EPS per diluted share from continuing operations to be in the range of negative $0.02 to $0.00.
INVITATION TO CONFERENCE CALL
This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 888-972-6408 from anywhere in the U.S. or by dialing 210-234-0087 from non-U.S. locations - Passcode: Cross Country. From August 7th through August 22nd, a replay of the webcast will be available at the Company's website and a replay of the conference call will be available by telephone by calling 800-262-4966 from anywhere in the U.S. or 402-220-9709 from non-U.S. locations - Passcode: 2013.
NON-GAAP FINANCIAL MEASURES
This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results;

furthermore, management believes they are useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.
ABOUT CROSS COUNTRY HEALTHCARE
Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse, allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top four providers of retained physician and healthcare executive search services. The Company also is a leading provider of education and training programs specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,000 contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will" and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and our other Securities and Exchange Commission filings made prior to the date hereof.
Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to "we," "us," "our," or "Cross Country" in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2013	2012	2013	2013	2012

Revenue from services	$110,768	$108,847	$110,316	$221,084	$218,647
Operating expenses:
Direct operating expenses	82,930	81,711	81,440	164,370	162,461
Selling, general and administrative expenses	26,603	27,646	27,065	53,668	55,529
Bad debt expense	132	207	422	554	324
Depreciation	1,040	1,365	1,022	2,062	2,763
Amortization	566	566	566	1,132	1,132
Restructuring costs (a)	375	—	—	375	—
Legal settlement charge (b)	750	—	—	750	—
Impairment charge	—	18,732	—	—	18,732
Total operating expenses	112,396	130,227	110,515	222,911	240,941
Loss from operations	(1,628)	(21,380)	(199)	(1,827)	(22,294)
Other expenses (income):
Foreign exchange (gain) loss	(110)	(159)	9	(101)	(105)
Interest expense	164	581	280	444	1,210
Loss on early extinguishment of debt (c)	—	—	1,419	1,419	—
Other expense (income), net	10	92	(61)	(51)	128
Loss from continuing operations before income taxes	(1,692)	(21,894)	(1,846)	(3,538)	(23,527)
Income tax benefit	(257)	(3,053)	(500)	(757)	(5,048)
Loss from continuing operations	(1,435)	(18,841)	(1,346)	(2,781)	(18,479)
(Loss) income from discontinued operations, net of income taxes (d)	(22)	4,337	2,504	2,482	3,391
Net (loss) income	$(1,457)	$(14,504)	$1,158	$(299)	$(15,088)

Net (loss) income per common share, basic:
Loss from continuing operations	$(0.05)	$(0.61)	$(0.04)	$(0.09)	$(0.60)
Income from discontinued operations	—	0.14	0.08	0.08	0.11
Net (loss) income	$(0.05)	$(0.47)	$0.04	$(0.01)	$(0.49)

Net income (loss) per common share, diluted:
Loss from continuing operations	$(0.05)	$(0.61)	$(0.04)	$(0.09)	$(0.60)
Income from discontinued operations	—	0.14	0.08	0.08	0.11
Net (loss) income	$(0.05)	$(0.47)	$0.04	$(0.01)	$(0.49)

Weighted average common shares outstanding:
Basic	30,961	30,799	30,902	30,932	30,783
Diluted	30,961	30,799	30,902	30,932	30,783

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Diluted Share
(Unaudited, amounts in thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2013	2012	2013	2013	2012

Loss from operations	$(1,628)	$(21,380)	$(199)	$(1,827)	$(22,294)
Depreciation	1,040	1,365	1,022	2,062	2,763
Amortization	566	566	566	1,132	1,132
Restructuring costs	375	—	—	375	—
Legal settlement charge	750	—	—	750	—
Impairment Charges	—	18,732	—	—	18,732
Equity compensation	585	731	599	1,184	1,369
Adjusted EBITDA from continuing operations	1,688	14	1,988	3,676	1,702

Adjusted EBITDA from discontinued operations (e)	—	1,561	479	479	2,884

Adjusted EBITDA (f)	$1,688	$1,575	$2,467	$4,155	$4,586

Net loss	$(1,457)	$(14,504)	$1,158	$(299)	$(15,088)
Restructuring costs (a)	375	—	—	375	—
Legal settlement charge (b)	750	—	—	750	—
Loss on early extinguishment of debt (c)	—	—	1,419	1,419	—
Impairment charge	—	18,732	—	—	18,732
Tax effect of restructuring costs	(133)	—	—	(133)	—
Tax effect of legal settlement charge	(266)	—	—	(266)	—
Tax effect of loss on early extinguishment of debt	—	—	(529)	(529)	—
Tax effect of impairment charge	—	(6,710)	—	—	(6,710)
Adjusted net loss (g)	$(731)	$(2,482)	$2,048	$1,317	$(3,066)

Net loss per common share - diluted	$(0.05)	$(0.47)	$0.04	$(0.01)	$(0.49)
Restructuring costs (a)	0.01	—	—	0.01	—
Legal settlement charge (b)	0.03	—	—	0.02	—
Loss on early extinguishment of debt (c)	—	—	0.05	0.05	—
Impairment charge	—	0.61	—	—	0.61
Tax effect of restructuring costs	—	—	—	—	—
Tax effect of legal settlement charge	(0.01)	—	—	(0.01)	—
Tax effect of loss on early extinguishment of debt	—	—	(0.02)	(0.02)	—
Tax effect of impairment charge	—	(0.22)	—	—	(0.22)
Adjusted net loss per diluted share (g)	$(0.02)	$(0.08)	$0.07	$0.04	$(0.10)

Weighted average common shares outstanding	30,961	30,799	30,902	30,932	30,783

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$25,915	$10,463
Accounts receivable, net	63,633	62,674
Deferred tax assets	13,135	12,561
Income taxes receivable	2,173	586
Prepaid expenses	6,410	5,580
Assets held for sale	—	46,971
Insurance recovery receivable	3,798	5,484
Other current assets	663	1,049
Total current assets	115,727	145,368
Property and equipment, net	6,528	8,235
Trademarks, net	48,701	48,701
Goodwill, net	62,712	62,712
Other identifiable intangible assets, net	13,360	14,492
Debt issuance costs, net	578	1,610
Non-current deferred tax assets	12,916	16,182
Indemnity escrow receivable	3,750	—
Non-current insurance recovery receivable	9,879	8,210
Other long-term assets	378	413
Total assets	$274,529	$305,923

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$11,977	$10,130
Accrued employee compensation and benefits	20,338	21,650
Current portion of long-term debt	232	33,683
Liabilities related to assets held for sale	—	2,835
Other current liabilities	5,643	4,289
Total current liabilities	38,190	72,587
Long-term debt	125	176
Long-term accrued claims	16,824	16,347
Other long-term liabilities	7,844	7,691
Total liabilities	62,983	96,801

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	245,466	244,924
Accumulated other comprehensive loss	(902)	(3,083)
Accumulated deficit	(33,021)	(32,722)
Total stockholders' equity	211,546	209,122

Total liabilities and stockholders' equity	$274,529	$305,923

Cross Country Healthcare, Inc.
Segment Data (h)
(Unaudited, amounts in thousands)

	Three Months Ended						YOY	Sequential
	June 30,	% of	June 30,	% of	March 31,	% of	% change	% change
	2013	Total	2012	Total	2013	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:

Nurse and allied staffing	$67,539	61.0%	$67,617	62.1%	$72,749	66.0%	(0.1)%	(7.2)%
Physician staffing	32,954	29.7%	30,939	28.4%	28,067	25.4%	6.5%	17.4%
Other human capital management services	10,275	9.3%	10,291	9.5%	9,500	8.6%	(0.2)%	8.2%
	$110,768	100.0%	$108,847	100.0%	$110,316	100.0%	1.8%	0.4%

Contribution income (i)

Nurse and allied staffing (j)	$3,693		$1,801		$5,343		105.1%	(30.9)%
Physician staffing	2,457		2,677		2,172		(8.2)%	13.1%
Other human capital management services	534		275		290		94.2%	84.1%
	6,684		4,753		7,805		40.6%	(14.4)%

Unallocated corporate overhead (j)	5,581		5,470		6,416		(2.0)%	13.0%
Depreciation	1,040		1,365		1,022		23.8%	(1.8)%
Amortization	566		566		566		—%	—%
Restructuring costs	375		—		—		(100.0)%	(100.0)%
Legal settlement charge	750		—		—		(100.0)%	(100.0)%
Impairment charges	—		18,732		—		100.0%	n/a
Loss from operations	$(1,628)		$(21,380)		$(199)		92.4%	(718.1)%

	Six Months Ended						YOY
	June 30,	% of	June 30,	% of			% change
	2013	Total	2012	Total			Fav (Unfav)

Revenue from services:

Nurse and allied staffing	$140,288	63.5%	$137,154	62.7%			2.3%
Physician staffing	61,021	27.6%	60,198	27.5%			1.4%
Other human capital management services	19,775	8.9%	21,295	9.8%			(7.1)%
	$221,084	100.0%	$218,647	100.0%			1.1%

Contribution income (i)

Nurse and allied staffing (j)	$9,036		$5,260				71.8%
Physician staffing	4,629		5,084				(8.9)%
Other human capital management services	824		1,385				(40.5)%
	14,489		11,729				23.5%

Unallocated corporate overhead (j)	11,997		11,396				(5.3)%
Depreciation	2,062		2,763				25.4%
Amortization	1,132		1,132				—%
Restructuring costs	375		—				(100.0)%
Legal settlement charge	750		—				(100.0)%
Impairment charges	—		18,732				100.0%
Loss from operations	$(1,827)		$(22,294)				91.8%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended						Six Months Ended
	June 30,		June 30,		March 31,		June 30,	June 30,
	2013		2012		2013		2013	2012

Net cash provided by (used by) operating activities (in thousands)	$5,913		$2,402		$(1,515)		$4,398	$3,803

Nurse and allied staffing statistical data:
FTEs (k)	2,343		2,427		2,522		2,432	2,440
Days worked (l)	213,213		220,857		226,980		440,192	444,080
Average nurse and allied staffing revenue per FTE per day (m)	$317		$306		$321		$319	$309

Physician staffing statistical data:
Days filled (n)	21,999		21,447		18,802		40,801	42,064
Revenue per days filled (o)	$1,498		$1,443		$1,493		$1,496	$1,431

n/a - not applicable

(a) Restructuring costs related to senior management employee severance pay.
(b) Legal settlement charge relates to an agreement in principle to settle a class action lawsuit.
(c) Write-off of unamortized net debt issuance costs related to the repayment of term loan and revolver.
(d) The Company sold its clinical trial services business on February 15, 2013. The clinical trial services business has been classified as discontinued operations. The transaction resulted in a gain on sale of $4.1 million pretax, or $2.2 million after tax.
(e) Adjusted EBITDA from discontinued operations excludes gain on sale of clinical trial services business.
(f) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as income or loss from operations before depreciation, amortization, restructuring costs, legal settlement charges, impairment charges and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to income or loss from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(g) Adjusted net loss and Adjusted net loss per diluted share, both non-GAAP financial measures, are defined by net loss and earning per diluted share before restructuring costs, legal settlement charges and impairment charges. Adjusted net loss and Adjusted earnings per diluted share should not be considered a measure of financial performance under GAAP and have been provided for consistency and comparability of the June 30, 2013 results with the prior periods. Management believes such a measure provides a picture of the Company's results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods.
(h) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(i) Contribution income is defined as income or loss from operations before depreciation, amortization, restructuring costs, legal settlement charges, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(j) Certain prior year amounts have been reclassified to conform to the current period's presentation. In 2013, the Company refined its methodology for allocating certain corporate overhead expenses and the nurse and allied staffing expenses to more accurately reflect this segment's profitability.
(k) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(l) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.
(m) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.
(n) Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(o) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.

Cross Country Healthcare, Inc.
Emil Hensel, 561-237-2020
Chief Financial Officer
ehensel@crosscountry.com

Source: Cross Country Healthcare, Inc.